SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

INVITROGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On March 10, 2006, Invitrogen Corporation filed with the Securities and Exchange Commission its definitive proxy statement for its Annual Meeting of Stockholders to be held on April 21, 2006. After the filing of the proxy statement, but prior to the mailing of the proxy statement to its stockholders, Invitrogen received a comment from the Securities and Exchange Commission suggesting that we clarify Proposal 4 to confirm that Invitrogen has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the increase in the number of authorized shares. We have revised proposal 4 in response to the Securities and Exchange Commission’s comment.

March 1, 2006

Dear Stockholder:

This year’s Annual Meeting of Stockholders will be held on April 21, 2006, at 9:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly fill in, date, sign, and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card, vote telephonically or electronically as described on page 1 of the enclosed Proxy Statement, or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

A copy of our 2005 Annual Report is also enclosed.

I look forward to seeing you at the annual meeting.

Very truly yours,

Gregory T. Lucier

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 21, 2006

To our Stockholders:

The Annual Meeting of Stockholders of Invitrogen Corporation (the “Company”), will be held on April 21, 2006, at 9:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008, for the following purposes:

1.	To elect two Class I directors, each to hold office for a three-year term and until his respective successor is elected and qualified. The Board of Directors has nominated the following persons for election as Class I directors at the meeting: Gregory T. Lucier and Donald W. Grimm.

2.	To consider a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the Company’s fiscal year ending December 31, 2006.

3.	To increase the number of shares available for issuance under the Invitrogen 1998 Employee Stock Purchase Plan.

4.	To increase the number of authorized shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) from 125,000,000 to 200,000,000.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 24, 2006, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. For ten days prior to the annual meeting, a complete list of the stockholders of record on February 24, 2006, will be available at our principal offices for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

By Order of the Board of Directors,

John A. Cottingham

Senior Vice President, General Counsel & Secretary

Carlsbad, California

March 1, 2006

IMPORTANT: Please promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

i

ii

Invitrogen Corporation

1600 Faraday Ave.

Carlsbad, California 92008

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors of Invitrogen Corporation and contains information related to the Annual Meeting of Stockholders to be held April 21, 2006, at 9:00 a.m. local time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The annual meeting will be held at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. This Proxy Statement was filed with the SEC on March 1, 2006, and the approximate date on which the Proxy Statement and the accompanying form of proxy were first sent or given to stockholders was March 15, 2006.

Invitrogen will bear the cost of soliciting proxies. We may solicit stockholder proxies by mail through our regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Invitrogen stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, Invitrogen plans to use the services of the Altman group to solicit stockholder proxies at a cost of approximately $5,500, plus reimbursement of reasonable out-of-pocket expenses.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting that is attached to this proxy statement. These matters include the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent auditors, the increase of the number of shares available for issuance under the Invitrogen 1998 Employee Stock Purchase Plan, and the increase of the number of shares of Common Stock authorized under the Company’s Restated Certificate of Incorporation. In addition, management will report on Invitrogen’s performance during 2005 and will respond to questions from our stockholders. An annual report for the fiscal year ended December 31, 2005, is enclosed with this proxy statement.

Who is entitled to vote at the meeting?

Only stockholders of record as of the close of business on the record date, February 24, 2006, will be entitled to vote the shares of Invitrogen stock they held on the record date at the annual meeting. As of the close of business on the record date, there were 53,070,827 shares of Common Stock outstanding and entitled to vote.

Stockholders may vote in person or by proxy. Each holder of shares of Invitrogen common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Invitrogen’s bylaws provide that a majority of all of the outstanding shares of stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the annual meeting.

How do I vote?

Voting by completing the proxy card.    If you properly complete and sign the enclosed proxy card and return it as instructed on the proxy card, it will be voted as you direct. If you hold your shares in your name and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If you do not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this proxy statement, in favor of ratifying Ernst & Young LLP as independent auditors for the Company for 2006, in favor of the increase of the number of shares available for issuance under the Invitrogen 1998 Employee Stock Purchase Plan, in favor of the increase of the number of authorized shares of Common Stock, and in the discretion of the proxy holders on any other matter that comes before the meeting.

Once you have given your proxy, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or it may be revoked by attending the meeting and voting in person. Merely attending the annual meeting will not, by itself, revoke a proxy.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting is discussed under each item.

Voting via the Internet or by telephone.     If you vote via the Internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible. You may vote your shares telephonically by calling the telephone number referenced on the enclosed voting form. Alternatively, you may vote via the Internet by visiting the following site on the Internet: www.proxyvote.com and following the instructions on your screen.

How do I vote my 401(k) shares?

If you participate in the Invitrogen 401(k) Savings and Investment Plan you may vote the shares of the Company’s Common Stock in your account as of the record date. If you wish to vote those shares, you must complete the enclosed proxy card and return it in the envelope provided by April 20, 2006.

If you do not complete and return your proxy card prior to April 20, 2006, Fidelity Management Trust Company, the Plan trustee, will vote the shares in your account. You may revoke instructions to the trustee by giving it written notice of revocation or a later dated written voting instruction by April 20, 2006.

STOCK OWNERSHIP

How much stock is held by the Company’s directors, executive officers and largest stockholders?

The following table sets forth information as of February 24, 2006, regarding the beneficial ownership of the Company’s Common Stock by (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each director and nominee for election as a director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

Stock Ownership Table

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percentage of Common Stock
FMR Corp.(2)	4,398,874	8.29%
Perry Corp (3)	3,375,000	6.36%
Citadel Limited Partnership(4)	2,892,784	5.45%
Gregory T. Lucier(5)	579,186	1.09%
David F. Hoffmeister(6)	135,892	*
James R. Glynn(7)	121,794	*
Benjamin E. Bulkley(8)	100,224	*
Daryl J. Faulkner(9)	76,399	*
Jay M. Short, Ph.D. (10)	75,000	*
Claude D. Benchimol(11)	69,688	*
Bradley G. Lorimier(12)	68,000	*
Donald W. Grimm(13)	62,000	*
Raymond B. Dittamore(14)	50,606	*
Balakrishnan S. Iyer(15)	30,000	*
Ronald A. Matricaria(16)	23,000	*
David C. U’Prichard, Ph.D.(17)	15,000	*
W. Ann Reynolds, Ph.D.(18)	10,735	*
All Directors and Executive Officers as group (14 persons in total)	1,417,524	2.67%

*	Less than 1%.

1.	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of Common Stock outstanding as of December 31, 2005. Shares of common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after February 24, 2006, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

2.	The address for FMR Corp. is 1 Federal Street, Boston, MA 02110-2003.

3.	The address for Perry Corp. is 767 Fifth Avenue, New York, NY 10153-0023

4.	The address for Citadel Limited Partnership is 131 South Dearborn Street, 32nd floor, Chicago, IL 60603-5585

5.	Consists of 65,649 shares owned directly by Mr. Lucier, 27,600 shares of restricted stock, and 485,937 shares Mr. Lucier may acquire upon the exercise of stock options.

6.	Consists of 1,892 shares owned directly by Mr. Hoffmeister, 59,000 shares of restricted stock, and 75,000 shares Mr. Hoffmeister may acquire upon the exercise of stock options.

7.	Consists of 573 shares owned by a family trust in which Mr. Glynn has a beneficial interest and 120,221 shares Mr. Glynn may acquire upon the exercise of stock options.

8.	Consists of 20,224 shares owned directly by Mr. Bulkley, 10,500 shares of restricted stock, and 69,500 shares Mr. Bulkley may acquire upon the exercise of stock options.

9.	Consists of 0 shares owned directly by Mr. Faulkner, 6,900 shares of restricted stock, and 69,499 shares Mr. Faulkner may acquire upon the exercise of stock options.

10.	Consists of 5,000 shares owned directly by Dr. Short, 1,000 shares of restricted stock , and 69,000 shares Dr. Short may acquire upon the exercise of stock options.

11.	Consists of 20,875 shares owned directly by Mr. Benchimol, 10,400 shares of restricted stock, and 38,413 shares Mr. Benchimol may acquire upon the exercise of stock options.

12.	Consists of 1,000 shares owned directly by Mr. Lorimier and 67,000 shares Mr. Lorimier may acquire upon the exercise of stock options.

13.	Consists of 4,000 shares owned directly by Donald W. & Kathryn A. Grimm, Trustees, the Grimm Family Trust dated 1/31/86, 1,000 shares of restricted stock, and 57,000 shares Mr. Grimm may acquire upon the exercise of stock options.

14.	Consists of 2,000 shares owned directly by Mr. Dittamore, 1,000 shares of restricted stock , 606 shares owned as Deferred Stock Units, and 47,000 shares that Mr. Dittamore may acquire upon the exercise of stock options.

15.	Consists of 2,000 shares owned directly by Mr. Iyer, 1,000 shares of restricted stock, and 27,000 shares that Mr. Iyer may acquire upon the exercise of stock options.

16.	Consists of 10,000 shares owned directly by Mr. Matricaria, 1,000 shares of restricted stock, and 12,000 shares that Mr. Matricaria may acquire upon the exercise of stock options.

17.	Consists of 2,500 shares owned directly by Dr. U’Prichard 1,000 shares of restricted stock, and 11,500 shares that Dr. U’Prichard may acquire upon the exercise of stock options.

18.	Consists of 1,200 shares owned directly by Dr. Reynolds, 1,192 shares of restricted stock, and 8,343 shares that Dr. Reynolds may acquire upon the exercise of stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

Information about Invitrogen’s equity compensation plans at December 31, 2005 is as follows (shares in thousands)(1):

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance		Weighted Average Remaining Contractual Life in Years
Equity compensation plans approved by stockholders(2)	6,542	$57.48	3,640	(4)	7.7
Equity compensation plans not approved by stockholders(3)	813	37.60	—		—

Total	7,355	$55.28	3,640		7.7

(1)	All options plans as of December 31, 2005, including the 1997 Invitrogen Corporation Stock Option Plan, the Invitrogen Corporation 2001 Stock Incentive Plan and the Invitrogen Corporation 2002 Stock Incentive Plan, have been frozen. Grants will no longer be made from such plans, their having been replaced by the Invitrogen Corporation 2004 Equity Incentive Plan.

(2)	Consists of the Invitrogen Corporation 1998 Employee Stock Purchase Plan and seven stock option plans: the 1995 and 1997 Invitrogen Corporation Stock Option Plans, the 1996 and 1998 NOVEX Stock Option/Stock Issuance Plans, the Life Technologies 1995 and 1997 Long-Term Incentive Plans, and the Invitrogen Corporation 2004 Equity Incentive Plan.

(3)	Represents the 2000 Invitrogen Corporation Stock Option Plan, the Invitrogen Corporation 2001 and 2002 Stock Incentive Plans, and options granted to Invitrogen’s Chief Executive Officer. Stock options under the Invitrogen Corporation 2001 and 2002 Stock Incentive Plans were assumed as part of the Molecular Probes acquisition in August 2003. At December 31, 2005, these two assumed plans collectively total 83,170 shares to be issued upon exercise of outstanding options at a weighted average exercise price of $11.06, with none available for future issuance. Pursuant to an employment agreement with its Chief Executive Officer, an option to purchase 675,000 shares of Invitrogen’s common stock is included in this amount; no options have been exercised as of December 31, 2005.

(4)	Includes 244,599 shares reserved for issuance under the Invitrogen Corporation 1998 Employee Stock Purchase Plan.

The material features of the 2000 Invitrogen Corporation Stock Plan are set forth below. Only employees or consultants of the Company are eligible to receive awards under the 2000 plan. The 2000 plans provide for the award of stock options, which typically provide for 100% vesting after four years of service. The plan provides that no option may be granted with an exercise prices less than fair market value on the date of grant, except as allowed by Section 424(a) of the Internal Revenue Code of 1986, as amended. Upon a change in control, the vesting and exercisability of all outstanding awards under the plan is 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

The material features of the 2001 and 2002 Stock Incentive Plans are identical. Only employees, consultants or directors of the Company who are hired after the closing of the Molecular Probes acquisition in August of 2003, or any such individuals who were previously employed by Molecular Probes, are eligible to receive awards under the assumed plans. The assumed plans provide for the award of either stock options or restricted stock. The plans typically provide for 100% vesting after four years of service. The plans provide that options, other than incentive stock options, may be granted with exercise prices less than fair market value on the date of grant, although in operation the Company has never issued such below fair market value options. Upon a change in control, the vesting and exercisability of all outstanding awards under the plans are 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

The material terms of the CEO Option include: (i) an exercise price of $38.01, (ii)  1/4 of the option shares vest on the one year anniversary of the option grant and the remaining shares vest at a rate of 1/16 for each calendar quarter provided the CEO continues to provide services to the Company, (iii) upon a change in control the CEO Option fully vests, (iv) upon the CEO’s death or disability the CEO Option shall become vested in an amount which would reflect an additional 12 months of service by the CEO, and (v) upon the CEO’s termination without cause or termination for good reason, the CEO Option shall become vested in an amount which would reflect an additional 18 months of service by the CEO.

ELECTION OF DIRECTORS

The Company has a classified Board of Directors currently consisting of three Class I directors (Gregory T. Lucier, James R. Glynn and Donald W. Grimm), three Class II directors (Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D.) and four Class III directors (Balakrishnan S. Iyer, Ronald A. Matricaria, W. Ann Reynolds, Ph.D., and Jay M. Short, Ph.D), who will serve until the annual meetings of stockholders to be held in 2006, 2007, and 2008, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

James R. Glynn has announced his retirement from the Board of Directors, effective at the time of the Annual Meeting. On February 21, 2006, pursuant to Section 2.1 of the Bylaws of the Company, the Board of Directors reduced the number of directors from ten to nine, effective upon Mr. Glynn’s resignation at the Annual Meeting. Accordingly, the nominees for election at the 2006 Annual Meeting of Stockholders to fill the two Class I positions on the Board of Directors are Gregory T. Lucier and Donald W. Grimm. If elected, the nominees for the Class I positions will serve as directors until the annual meeting of stockholders in 2009, and until their successors are elected and qualified.

The following information relates to the nominees listed above and to the Company’s other directors whose terms of office will extend beyond the 2006 Annual Meeting of Stockholders.

Nominees for election at the 2006 Annual Meeting of Stockholders

Class I

(Term Ends 2009)

Gregory T. Lucier (age 41)	Gregory T. Lucier, has served as Chief Executive Officer of Invitrogen and member of its Board of Directors since May 2003. In April 2004 he was appointed Chairman of the Board of Directors. From June 2000 to May 2003, Mr. Lucier was the President and Chief Executive Officer of General Electric (GE) Medical Systems Information Technologies. Mr. Lucier was named a corporate officer of GE in 1999 by that company’s board of directors and served in a variety of leadership roles during his career at GE, including Vice President of Global Services, GE Medical Systems. Mr. Lucier is currently a board member of Biotechnology Industry Organization (BIO) and serves on BIO policy subcommittees. He is also a board member of the Burnham Research Institute, a Director of BIOCOM and is actively involved at San Diego State as a distinguished lecturer. He received his B.S. in Engineering from Pennsylvania State University and an M.B.A. from Harvard Business School.

Donald W. Grimm (age 64)	Director since June 1998. He has been a director of Hamilton BioVentures, LLC, since August 2001. Since June 1995 he has served as Chairman and President of Strategic Design LLC, a strategic planning and consulting company. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in December 1993 after 23 years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research, and Director of Sales. Following these assignments, Mr. Grimm was President & CEO of Hybritech, Inc., a wholly owned subsidiary of Lilly. In addition, he is currently a director of several private companies. Mr. Grimm received his B.S. in Pharmacy and his M.B.A. from the University of Pittsburgh.

Directors Continuing in Office

Class II

(Term Ends 2007)

Bradley G. Lorimier (age 60)	Mr. Lorimier has been a director of Invitrogen since November 1998. From March 1994 to June 1997, Mr. Lorimier served as Senior Vice President, Business Development and Director of Human Genome Sciences, Inc., a biotechnology company. He has been a Director of Matrix Pharmaceutical, Inc., from December 1997 to March 2002, and is currently a director of Avalon Pharmaceuticals, Inc., as well as several private companies. Mr. Lorimier received his B.S. in Biology from the University of Illinois.

Raymond V. Dittamore (age 62)	Director since July 2001. Mr. Dittamore also serves as a Director of QUALCOMM Incorporated, Gen-Probe Incorporated, and Digirad Corporation. In June 2001, Mr. Dittamore retired as a partner of Ernst & Young after 35 years of service. He brings to the Board of Directors over three decades of public accounting experience, primarily serving companies in the life sciences industry. Mr. Dittamore received his B.S. from San Diego State University.

David C. U’Prichard, Ph.D. (age 56)	Venture partner with Apax Partners, Inc., Care Capital LLC, and Red Abbey Venture Partners, and President, Druid Consulting LLC. From 1999-2003, Dr. U’Prichard was Chief Executive Officer of 3-Dimensional Pharmaceuticals, Inc. From 1997 to 1999 Dr. U’Prichard served as President, Chairman, Research & Development of Smithkline Beecham Pharmaceuticals, Inc. Dr. U’Prichard holds a B.S. from the University of Glasgow and a Ph.D. in Pharmacology from the University of Kansas.

Class III

(Term Ends 2008)

Balakrishnan S. Iyer (age 49)	Presiding Director since April 21, 2004, Mr. Iyer has been a director of Invitrogen since July 2001. He is currently a director of Conexant Systems, Inc., Skyworks Solutions, Inc., Power Integrations, Inc., IHS Inc., and Qlogic Corporation. From October 1998 until June 2003, Mr. Iyer was Chief Financial Officer of Conexant Systems, Inc. Mr. Iyer previously served as Senior Vice President and Chief Financial Officer of VLSI Technology Inc., where he was responsible for all worldwide financial functions, information technology and strategic planning. During his career, he has held a variety of other key management positions, including Finance Director and Group Controller for a $1 billion business at Advanced Micro Devices. Mr. Iyer received his B.S. in Mechanical Engineering from the Indian Institute of Technology, Madras and his M.S. in Industrial Engineering from the University of California, Berkeley. Mr. Iyer also received an M.B.A. in Finance from the Wharton School.

Ronald A. Matricaria (age 63)	Director since July 2004. Mr. Matricaria is the former Chairman and Chief Executive Officer of St. Jude Medical, Inc. Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., serving in several leadership roles. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation since 1991. In 2002, he was recognized by the medical device industry with a lifetime achievement award. In addition, Mr. Matricaria is a member of the board of directors of VistaCare, Inc., and serves as Chairman of the Board of Haemonetics Corporation, as well as a Trustee Emeritus of the University of Minnesota Foundation. Mr. Matricaria also serves as an advisor to a healthcare private equity fund. Mr. Matricaria holds a bachelors degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contributions to the practice of pharmacy.

W. Ann Reynolds, Ph.D. (age 68)

Dr. W. Ann Reynolds has been a member of the board since February 9, 2005. Dr. Reynolds is the former President of the University of Alabama at Birmingham. She retired as Director; Center for Community Outreach and Development, The University of Alabama at Birmingham in 2003. Prior to joining The University of Alabama at Birmingham as President in 1997, Dr. Reynolds served as Chancellor of the City University of New York, where she was responsible for the 21 colleges and professional schools that comprised that system. Prior to that, Dr. Reynolds was the Chancellor of the California State University system, chief academic officer of Ohio State University and associate vice chancellor for research and dean of the graduate college of the University of Illinois Medical Center. Earlier in her career, She held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine.

A native of Kansas, Dr. Reynolds holds a masters degree and a Ph.D in zoology from the University of Iowa, as well as a bachelors degree in biology from Emporia State University, Kansas. She was a National Science Foundation Predoctoral Fellow and an honorary Woodrow Wilson Fellow. Dr. Reynolds is a director of Abbott Laboratories, Humana Inc., Maytag Corporation, Owens Corning and the Champaign-Urbana News Gazette.

Jay M. Short, Ph.D. (age 47)	Director of Invitrogen since February 1995. Dr. Short is currently the Executive Director and Chairman of the E.O. Wilson Biodiversity Foundation. Dr. Short is also a founder of Diversa Corporation, and served as Chief Technology Officer and Director of the company since its inception in 1994. He assumed the additional roles of President from 1998 and Chief Executive Officer from 1999 until 2006. Prior to joining Diversa Corporation, Dr. Short served as President of Stratacyte, Inc. and Vice President of Research and Development and Operations for Stratagene Cloning Systems, both molecular biology companies. Dr. Short serves as a Director for Senomyx, Inc. and Stressgen Biotechnologies. Dr. Short received his B.A. in Chemistry from Taylor University and his Ph.D. in Biochemistry from Case Western Reserve University.

How often did the Board meet during 2005?

During the fiscal year ended December 31, 2005, the Board of Directors held fifteen meetings. Each director serving on the Board of Directors in fiscal year 2005 attended at least 75% of the meetings of the Board of

Directors and the committees on which he or she served, except for Ms. Reynolds, who attended more than 75% of the meetings of the Board of Directors, 50% of the four meetings that the Compensation and Organizational Development Committee held during the portion of 2005 when she was a member, and 66% of the three meetings that the Science and Technology Committee held during the portion of 2005 when she was a member.

What is the Company’s policy regarding attendance by the Board of Directors at the Annual Meeting of Stockholders?

Members of the Board are strongly encouraged to attend the Annual Meeting of Stockholders. At the 2005 Annual Meeting of Stockholders, all ten of the incumbent directors were present.

What committees has the Board of Directors established?

On February 9, 2005, the Board of Directors revised the membership of its standing committees to include an Audit Committee, a Compensation and Organizational Development Committee, and a Governance and Nominating Committee. On July 24, 2004, the Board of Directors created a Science and Technology Committee. Each committee operates under a written charter approved by the Board of Directors. The charters of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, and the Science and Technology Committee are available on the Company’s website at http://www.invitrogen.com. The Audit Committee consists of Mr. Dittamore, Mr. Iyer, and Mr. Grimm, and Mr. Dittamore serves as the Chairman. The Compensation and Organizational Development Committee consists of Mr. Lorimier, Mr. Matricaria, Dr. Reynolds and Dr. U’Prichard, and Mr. Lorimier serves as the Chairman. The Governance and Nominating Committee consists of Mr. Grimm, Mr. Dittamore and Mr. Matricaria, and Mr. Grimm serves as the Chairman. The Science and Technology Committee consists of Dr. U’Prichard, Dr. Reynolds, Mr. Lorimier, and Dr. Short, and Dr. U’Prichard serves as the Chairman.

Audit Committee.    The Audit Committee’s function is to review with our independent auditors and management the annual financial statements and independent auditors’ opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent auditors, review and approve all professional services performed and related fees charged by the independent auditors, be solely responsible for the retention or replacement of the independent auditors, and monitor the adequacy of the Company’s accounting and financial policies, controls, and reporting systems. During 2005, the Audit Committee held ten meetings.

The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002. Additionally, the Company certifies that it has, and will continue to have, at least one member of the Audit Committee that is defined as a “audit committee financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act with past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Currently, Raymond V. Dittamore and Balakrishnan S. Iyer have been determined by the Board to be “audit committee financial experts.”

Compensation and Organizational Development Committee.    The functions of the Compensation and Organizational Development Committee in 2005 included providing guidance to management and assisting the Board of Directors in matters relating to the compensation of the Chief Executive Officer and senior executives, the organizational structure of the Company, the Company’s compensation and benefits programs, the Company’s succession, retention and training programs; and such other matters that have a direct impact on the success of our human resources. During 2005, the Compensation and Organizational Development Committee held five meetings.

The Board of Directors and the Compensation and Organizational Development Committee believe that the Compensation and Organizational Development Committee’s current member composition satisfies the rule of the NASD that governs committee composition, including the requirement that committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

The Governance and Nominating Committee.    The functions of the Governance and Nominating Committee include leading any searches for new Board of Director candidates, reviewing and making recommendations to the Board regarding director compensation, and making recommendations to the Board regarding director nominees to be put forth by the Board at each annual meeting of stockholders. In addition, the area of corporate governance has taken on increasing importance in the creation and preservation of shareholder value. Therefore, the Governance and Nominating Committee focuses on core processes that the Board and its committees utilize to carry out their responsibilities, including fundamental issues such as how decisions are made. During the year ended December 31, 2005, the Governance and Nominating Committee held nine meetings.

The Governance and Nominating Committee will consider for inclusion in its nominations of new Board of Director nominees recommended by stockholders who have held at least 1% of the outstanding voting securities of the Company for at least one year. Board candidates referred by such stockholders will be considered on the same basis as Board candidates referred from other sources. Any stockholder who wishes to recommend for the Governance and Nominating Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 1600 Faraday Avenue, Carlsbad, CA 92008.

The Board of Directors and the Governance and Nominating Committee believe that the Governance and Nominating Committee’s current member composition satisfies the rule of the NASD that governs committee composition, including the requirement that committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

The Science and Technology Committee.    The Science and Technology Committee periodically examines management’s direction and investment in the Company’s research and development and technology initiatives. The Science and Technology Committee functions as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives. The Science and Technology Committee’s actions are generally related to high-level policy and strategy. The administration of the research and development function remains the responsibility of management. During the year ended December 31, 2005, the Science and Technology Committee held four meetings

REPORT OF THE AUDIT COMMITTEE

The following is a copy of the report made by the Audit Committee to the Board of Directors in February 2006.

The purpose of the Audit Committee is to assist the Board in its general oversight of Invitrogen’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is included in this proxy statement as Appendix 1. The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of Invitrogen’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of 2005, management completed the documentation, testing and evaluation of Invitrogen’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with, and the Committee reviewed a report on the effectiveness of, the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2006.

The Committee met on ten occasions in 2005, including five regular meetings and five special meetings. The Committee met privately in executive session with Ernst & Young LLP as a part each regular meeting and held private meetings with the internal auditor and with the Chief Financial Officer.

Invitrogen has an internal audit department that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates on internal audit activity. Updates include discussion of results and findings by the internal audit team and an assessment of internal controls and risk of fraud.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Invitrogen’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Invitrogen’s outside auditors, Ernst & Young LLP. In addition, the Audit

Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. The Audit Committee has delegated to its Chairman the ability to pre-approve non-audit services. Such pre-approval is later reported to the Audit Committee. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included below under the heading “PRINCIPAL ACCOUNTING FEES & SERVICES.”

AUDIT COMMITTEE

Raymond V. Dittamore, Chair

Donald W. Grimm

Balakrishnan S. Iyer

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of the 2005 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2005 and 2004, and all other fees paid by the Company during 2005 and 2004 to its principal accounting firm, Ernst & Young LLP:

	For the Years Ended December 31,
(in thousands)	2005	2004
Audit Fees	$2,418	$2,095
Audit-Related Fees	317	476
Tax Fees	435	189
All Other Fees	0	0

Total	$3,170	$2,760

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence. The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2005 and 2004, audit fees also include fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service related to mergers and acquisitions and benefit plan audits, and the fees listed under “Tax Fees” above were incurred for service related to federal, state and international tax compliance and planning. The Audit Committee approves non-audit services by Ernst & Young LLP on an ad hoc basis, and has vested authority with Raymond V. Dittamore, the chairman of the Audit Committee, to approve non-audit services as needed.

REPORT OF THE

COMPENSATION & ORGANIZATIONAL DEVELOPMENT COMMITTEE

OF THE

BOARD OF DIRECTORS

Overview

The Compensation & Organizational Development Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibilities for the Company’s compensation and benefit plans for the Company’s executive officers and all other employees. The Committee’s charter is to collaborate with executive management in developing a compensation philosophy, to evaluate and approve compensation for the Chief Executive Officer and other executive officers, and to oversee the general employee benefit programs, including the Company’s 2004 Equity Incentive Plan and the Company’s 1998 Employee Stock Purchase Plan. The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Committee reviews and reassesses the adequacy of its Charter at least annually, most recently at its November 2004 meeting. The Committee’s complete charter is available at the Company’s web site at http://media.corporate-ir.net/media_files/irol/61/61498/corpgov/CODCOMMCHARTER72404.pdf

Four independent, non-employee directors serve on the Committee. Each member of the Committee meets the independence requirements specified by the NASD, Section 16 of the Securities Act of 1934, as amended, and by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). The Chair reports the Committee’s actions and recommendations to the full Board following each Committee meeting. The Committee held five formal meetings during 2005.

Compensation Philosophy and Objectives

The Company’s compensation and benefits philosophy and programs significantly contribute to creating and sustaining a competitive advantage in the labor market that translates to innovation and leadership in our addressed business markets. The Company’s unique mix of compensation, benefits, equity participation and quality workplace environment characterized by integrity, innovation, collaboration and inclusion, leads Invitrogen to a distinctive position as an employer.

The Committee’s guiding principle is to ensure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically. This principle guides the design and administration of compensation and benefit programs for the Company’s officers, other executives, and general workforce. The Committee, in collaboration with executive management and an independent consultant engaged by the Committee and management, affirmed the following key strategies in support of our guiding principle:

•	Use total cash compensation (salary plus annual cash bonus) to recognize appropriately each Invitrogen employee’s scope of responsibility, role in the organization, experience, performance and contribution. The Committee and management refer to external benchmarks as part of their due diligence in determining salary and target bonus amounts, including peer group companies noted elsewhere in this report, and information provided by independent, third-party published surveys in which Invitrogen participates, as noted below.

•	Use long-term equity-based incentive vehicles to align employee and shareholder interests, as well as to attract, retain and motivate employees and enable them to share in the long-term growth and success of the Company.

•	Use mid-term incentives to attract, retain and motivate executive officers, and focus their attention on multi-year financial goals for the Company.

•	Provide benefit programs competitive within our defined talent market that provide participant flexibility and are cost-effective to the Company.

Compensation Components and Processes

Annual Salary

The annual salary for officers (including the Named Executive Officers shown in the Summary Compensation Table on page 19) and employees is determined relative to job scope and responsibilities, past and current contributions and performance, compensation for similar positions at peer biotechnology and scientific reagent companies, and individual factors. We emphasize pay-for-performance in all components of compensation, making salary adjustments based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market. Salary is an important component of our overall compensation and benefit packages, and we structure salaries to be a relatively smaller proportion of total target cash compensation as positions increase in responsibility.

The Committee reviews officer salaries annually at the end of the year. At its October 2005 meeting, the Committee reviewed recommendations for salary adjustments for the CEO, the other four Named Executive Officers (NEOs), and the remaining Company executive officers. At its meeting of November 30, 2005, the Committee further reviewed the recommendations and made adjustments to compensation for the NEOs (other than the CEO) and the remaining Company executive officers. The Committee reviews the performance and compensation of the CEO in several meetings from October to February of each year, and makes adjustments to the CEO’s compensation effective January 1. To identify compensation practices for similar officer positions among other biotechnology and scientific reagent companies, the Committee used compensation information provided in independent, third-party, published surveys in which Invitrogen participates — specifically the Radford Biotech Survey, Radford High-Tech Survey, Towers Perrin Pharmaceutical Survey, and the Hewitt TCM survey. The Committee also considered Company and Business Segment performance, incumbent performance and experience, relative levels of pay among the officers, and recommendations from the CEO and the Company’s Human Resources staff. The Committee approved salary increases for the officers, effective for calendar year 2006. The increases varied by officer, and resulted in an overall increase to the officer payroll of 5.4%. Our goal is to provide our executives with competitive compensation packages, factoring in the concept of internal equity among the Company executive officers, as well as other factors, including the pay at the 60% percentile relative to the peer biotechnology and scientific reagent companies group in the surveys described above. In addition, we use tally sheets totaling all compensation for each Named Executive Officer and each other Company executive officer to inform and validate our decisions regarding compensation decisions.

Annual Cash Bonus

The design of the Company’s annual Incentive Compensation Plan (the “ICP”) rewards achievement at specified levels of financial and individual performance. The Committee approved the year 2005 Incentive Compensation Plan at its November 2004 meeting. Each officer position has an assigned target bonus level, expressed as a percent of annual salary. The target bonus levels are competitive with target bonuses for similar positions reported in the independent, third-party published surveys noted above. The Committee’s independent compensation consultant also reviewed the bonus target levels and reported to the Committee that the targets are competitive. Depending on Corporate financial performance and individual performance, each officer may earn between zero and two times the target bonus.

Two components comprise the fundamental architecture of the fiscal year 2005 Incentive Compensation Program:

•	Financial Performance of the Company. Financial performance includes both revenue and net income targets. Each portion represents thirty percent of the Incentive Compensation Plan target.

•	Individual Performance. This discretionary component enables the Committee and the CEO to award forty percent of the annual bonus based on each officer’s performance against specific objectives established for the fiscal year.

The bonus pool and actual bonus awards for the fiscal year 2005 Incentive Compensation Plan reflect the fact that the Company achieved record revenues and exceeded its net income target. At its February 2006 meeting, the Committee reviewed management’s recommendations for officer bonus awards for 2005 performance.

Long-Term Equity Compensation

Invitrogen grants non-qualified stock options and incentive stock options at an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. The four-year option-vesting period, vesting twenty-five percent on each anniversary of the grant date until fully vested, encourages officers and all Company employees to work with a long-term view of the Company’s performance and to reinforce their long-term affiliation with Invitrogen. The design of the stock option program helps to reduce officer and employee turnover and to retain the knowledge and skills of our valued officers and employees.

The Company typically awards stock option grants to executive officers in two equal blocks, in November and May. At its April and October 2005 meetings, the Committee reviewed the analyses and recommendations for executive officer stock option grants provided by management. In reviewing the recommended grants, the Committee considered each officer’s performance and contribution during the fiscal year, analyses reflecting the value delivered, competitive practices, and proportion of options granted to each NEO, and the NEO’s in aggregate, as a percentage of total options granted during the fiscal year. The Summary Compensation Table includes the stock option grants to the NEOs approved by the Committee.

The Company typically grants restricted stock units to its executive officers in two equal blocks, in November and May. The grant of restricted stock is intended to create greater alignment between the interests of stockholders and management by providing senior management with direct ownership in the Company, including the downside risk to the value of the equity. In this way the restricted stock provides additional and different incentives than the stock options granted to management. The Company grants restricted stock only to senior management, and all grants in 2005 provided for 100% vesting on the third anniversary of the date of grant.

Mid-Term Incentive Program

The Committee oversees Invitrogen’s Mid-Term Incentive Program, which is designed to focus the Company’s executives on ambitious mid-term strategic goals, and provide a performance-based opportunity for senior management to earn shares of Invitrogen’s stock. Awards under the Company’s mid-term incentive program are tied to achievement of the three-year strategic plan created in 2004, with target awards equal to each individual’s 2004 target ICP percentage. Any earned awards will be paid 50% in cash and 50% in restricted stock units, which will be subject to an additional three-year vesting requirement. The targets for the Mid-Term Incentive Program are determined by the Committee, with payments based 50% on three-year average revenue growth and 50% on achievement of cumulative free-cash-flow-return-on-average-capital-employed (i.e., the rate of return on invested capital).

Benefits

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. Invitrogen maintains a relatively egalitarian offering of benefit programs with a limited number of additional benefit programs available to Company’s senior management.

Policy on Deductibility of Named Executive Officer Compensation

In evaluating compensation program alternatives, the Committee considers the potential impact on Invitrogen of Section 162(m) of the Tax Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the NEOs, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by shareholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.

The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Tax Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) are beyond the control of either the Committee or Invitrogen. In addition, the

Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Committee’s guiding principles. Finally, based on the amount of deductions the Company can take each year, the actual impact of the loss of deduction for compensation paid to the CEO and the other top four highly compensated executives over the $1 million limitation is small and has a de minimis impact on the Company’s overall tax position. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

Chairman and Chief Executive Officer Compensation

The Committee has reviewed all components of the Chief Executive Officer’s compensation, including salary, incentive compensation, long-term incentive plan, mid-term incentive program, accumulated vested and unvested stock option and restricted stock, the dollar value to the executive and cost to Invitrogen of all perquisites and other personal benefits, and the potential payout obligations under severance and change-in-control scenarios. The elements of the Chief Executive Officer’s compensation are described in the Summary Compensation Table on page 16.

Based on this review, the Committee finds the Chief Executive Officer’s total compensation (including the potential payouts under severance and change-in-control scenarios) in the aggregate to be reasonable and not excessive.

The Committee believes that the Chief Executive Officer’s compensation is appropriate given the Company’s strong performance in 2005, particularly identifying and acquiring attractive companies and technologies to build out the Company’s product offerings, revamping the Company’s information technology infrastructure, re-organizing of the Company’s business units, increasing cooperation among functional areas of the Company, and improving the stature of the Company in the industry. The Committee was impressed by the Chief Executive Officer’s efforts to drive improvement in all areas of the Company. The criteria the Committee considered in determining the Chief Executive Officer’s compensation included the annual financial performance of the Company, the Company’s year-over-year profitable growth and positioning for sustained long-term growth, the successful completion of several strategic acquisitions and other individual considerations such as leadership, ethics, and corporate governance. In particular, the Committee noted that in 2005 the Company increased revenue 15% over 2004, increased pro forma net income by 20% over 2004, and completed the acquisitions of Dynal Biosciences, Biosource International, Inc. and Caltag Laboratories, Zymed Laboratories, Inc. and Quantum Dot Corporation.

COMPENSATION COMMITTEE

Bradley G. Lorimier, Chairman

Ronald A. Matricaria

W. Ann Reynolds, Ph.D.

David C. U’Prichard, Ph.D.

GOVERNANCE AND NOMINATING COMMITTEE

Who are the nominees for election at the 2006 Annual Meeting of Stockholders?

The Governance and Nominating Committee recommended Gregory T. Lucier and Donald W. Grimm, to be nominated by the Board of Directors for election to Class I of the Board at the Annual Meeting of Stockholders.

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Governance and Nominating Committee considers the Company’s corporate governance principles, which include the following:

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members, the CEO, and other members of management in dialogue and decision making. The Board will represent diverse experience at policy-making levels in business and technology in areas that are relevant to the Company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

A supermajority of at least 2/3 of the directors will be independent directors as defined in the NASD rules for companies listed on the Nasdaq National Market. Directors who do not meet the NASD Manual’s independence standards also make valuable contributions to the Board and to the Company through their experience and wisdom.

In general, to be considered independent under the proposed NASD Manual rules, the Board must determine, among other things, that a director does not have any relationships that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board will make an affirmative finding with respect to the independence of directors not less frequently than annually.

In addition to the policy that a supermajority of the Board members satisfy the independence standards discussed in the section above, members of the Audit Committee must also satisfy additional NASD independence requirements. Specifically, they may not directly or indirectly receive any compensation from the Company other than their directors’ compensation, must not have participated in preparing the financial statements of the Company or any of its subsidiaries during the past three years, and must not be affiliated with the Company except through their membership on the Board and its committees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

The Company has entered into indemnification agreements with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reasons of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

Employee Relocation Loans

Prior to July 30, 2002, as part of the restructuring of the Company’s operations in Maryland, the Company provided housing loans during 2002 and 2001 to certain employees, including one of its executive officers,

John A. Cottingham, upon his relocation from Maryland to Carlsbad. The loan of $150,000 is interest free, and the principal amount of the loan has been and will be forgiven in equal one-third increments after the third, fourth, and fifth year of the loan if the executive officer’s employment has not been terminated at such times. The loan will also be forgiven if the Company terminates the executive officer’s employment without Cause (as defined in the related agreements) on or before the fifth anniversary of the loan or upon the death or permanent disability of the executive officer. The loan is secured by the underlying real property purchased by the executive officer. The Company also provided moving expenses, closing costs, and other relocation costs relating to these transfers.

Retirement Plans

The Company’s Senior Vice President of Corporate Development is eligible for certain benefits in connection with the Dexter Post Retirement Health Care and Supplemental Retirement Plan from Dexter Corporation.

Nonstatutory Stock Option Agreement

The Company entered into a Nonstatutory Stock Option Agreement with its current President and Chief Executive Officer and Chief Technology Officer. Such grants vest over four years, fifty percent upon the completion of two years of service following the grant, and the remaining fifty percent vests upon the completion of four years of service following the grant. Such grants will increase equity ownership by our executives and provides additional incentive for such executives to remain with the Company and continue to deliver exceptional performance.

Restricted Stock Agreements

The Company entered into Restricted Stock Agreements with several of its executive officers to induce them to begin employment with the Company. The size of the grants were determined by the Committee with input from management based on the role of the executive officer, with a goal of providing competitive compensation for similar positions. Such grants vest over four years, fifty percent upon the completion of two years of service following the grant, and the remaining fifty percent vests upon the completion of four years of service following the grant. Such grants will increase equity ownership by our executives and provides additional incentive for such executives to remain with the Company and continue to deliver exceptional performance.

Change-in-Control Agreements

The Company has executed agreements with certain of its officers that would provide benefits following a change in control of the Company. The officers would be provided with cash payments and other benefits under their change-in-control agreements if, within twenty-four months after a change in control, the officers’ employment were involuntary terminated (for reasons other than disability or cause) or if the officer terminated his or her employment for good reason.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2005, 2004, and 2003 concerning the compensation of the Chief Executive Officer of the Company and each of the five other most highly compensated executive officers as of December 31, 2005, whose total salary and bonus for the year ended December 31, 2005, exceeded $100,000 for services rendered in all capacities to the Company.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long-Term Compensation		All Other Compensation(2)
Awards
	Year	Salary	Bonus(1)		Restricted Stock Unit(s)	Securities Underlying Options
Gregory T. Lucier Chairman and Chief Executive Officer	2005 2004 2003	$872,116 783,694 433,600	$1,250,000 1,250,000 562,500	(3) (4)	$848,220 1,000,986 2,850,750	85,000 87,500 675,000	$	— 50,717 848,439	(5) (6)

David F. Hoffmeister Chief Financial Officer	2005 2004 2003	425,000 81,272 —	487,395 410,417 —	(7) (8)	636,165 2,750,000 —	30,000 200,000 —		— 113,923 —	(9)

Daryl J. Faulkner Senior Vice President, Business Segment Management	2005 2004 2003	369,808 399,923 322,692	186,665 205,290 234,081	(10) (12)	288,915 282,219 —	11,000 26,200 50,000		60,982 378,200 439,074	(11) (13) (14)

Claude D. Benchimol Senior VP, Research and Development	2005 2004 2003	366,539 357,808 113,076	348,079 330,320 275,000	(15) (16)	424,110 282,219 1,469,000	25,000 28,000 100,000		— — 480,844	(17)

Benjamin E. Bulkley Senior VP, Commercial Operations	2005 2004 2003	354,231 328,528 77,307	343,437 315,660 160,000	(18) (19)	424,110 288,470 1,526,250	25,000 28,000 100,000		— 60,928 391,842	(20) (21)

(1)	We are including the amount of the Incentive Compensation Plan bonus accrued for the calendar year reported, rather than the amount of Incentive Compensation Plan bonus paid in the calendar year. Therefore, the amount listed in this column for 2005 reflects the 2005 Incentive Compensation Plan bonuses approved by the Company’s Compensation and Organizational Development Committee, which are payable in March 2006.

(2)	Does not include perquisites paid to any of the listed executives that, when aggregated, did not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the officer.

(3)	Consists of an ICP bonus of $1,000,000 as well as $250,000 LTIP bonus.

(4)	Consists of an ICP bonus of $1,000,000 as well as $250,000 LTIP bonus.

(5)	Consists of a relocation fringe pay of $41,132 and Executive Financial pay of $9,585.

(6)	Consists of a sign-on bonus of $750,000. Also includes a relocation bonus and relocation fringe pay of $98,439.

(7)	Consists of an ICP bonus of $262,395 as well as a $225,000 Special Bonus.

(8)	Consists of a sign-on bonus of $375,000. Also includes a relocation bonus of $35,417.

(9)	Consists of a relocation fringe pay of $46,182 and Executive Financial pay of $67,741.

(10)	Consists of an ICP bonus of $186,665.

(11)	Consists of a relocation bonus of $17,763 and a Special Bonus of $43,219.

(12)	Consists of an ICP bonus of $205,290.

(13)	Consists of $378,200 paid as partial consideration to Mr. Faulkner to terminate his change-in-control agreement with Life Technologies, Inc (“LTI”).

(14)	Consists of tax equalization pay of $439,074.

(15)	Consists of an ICP bonus of $233,079 as well as $115,000 LTIP bonus.

(16)	Consists of an ICP bonus of $215,320 as well as $115,000 LTIP bonus.

(17)	Consists of sign-on bonus of $350,000. Also includes a relocation bonus and relocation fringe pay of $130,844.

(18)	Consists of an ICP bonus of $233,437 as well as $110,000 LTIP bonus.

(19)	Consists of an ICP bonus of $205,660 as well as $110,000 LTIP bonus.

(20)	Consists of relocation fringe pay of $60,928.

(21)	Consists of sign-on bonus of $350,000. Also includes a relocation bonus and relocation fringe pay of $41,842.

Option Grants in Fiscal Year 2005

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Gregory T. Lucier	42,500 42,500	5.77	$76.86 64.51	05/13/15 11/14/15	$2,054,316 1,724,225	$5,206,039 4,369,524

David F. Hoffmeister	15,000 15,000	2.04	76.86 64.51	05/13/15 11/14/15	725,053 608,550	1,837,426 1,542,185

Claude D. Benchimol	12,500 12,500	1.70	76.86 64.51	05/13/15 11/14/15	604,211 507,125	1,531,188 1,285,154

Benjamin E. Bulkley	12,500 12,500	1.70	76.86 64.51	05/13/15 11/14/15	604,211 507,125	1,531,188 1,285,154

Daryl J. Faulkner	11,000	0.75	76.86	05/13/15	531,705	1,347,446

Option Exercises in Fiscal Year 2005 and Year-End Option Values

The table below provides information about stock options exercised during the year ended December 31, 2005 and the number and value of options held by the executive officers described above at December 31, 2005. The closing price of our common stock on December 31, 2005, was $66.64 per share.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The- Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory T. Lucier	—	—	443,750	403,750	$12,130,956	$7,495.519
David F. Hoffmeister	—	—	50,000	180,000	582,000	1,777,950
Claude D. Benchimol	—	—	63,250	89,750	443,250	425,818
Benjamin E. Bulkley	—	—	57,000	96,000	304,000	360,568
Daryl J. Faulkner	160,113	$4,596,078	22,788	71,275	489,343	707,336

Mid-Term Incentive Plans — Awards in the Last Fiscal Year

The table below provides information about mid-term incentive plan awards that could be awarded in 2007 for 2004 through 2006 results, depending on corporate performance.

Name	Number of shares, units or other rights (#)	Performance or other period until maturation or payout	Estimated future payouts under non-stock price-based plans
			Threshold	Target	Maximum
Lucier, Greg	*	FY 2004 to FY 2006	$481,250	$962,500	$1,925,000
Hoffmeister, David	*	FY 2004 to FY 2006	127,500	255,000	510,000
Benchimol, Claude	*	FY 2004 to FY 2006	115,500	231,000	462,000
Bulkley, Benjamin	*	FY 2004 to FY 2006	106,500	213,000	426,000
Faulkner, Daryl	*	FY 2004 to FY 2006	92,500	185,000	370,000

*	Since any earned award will be paid 50% in cash and 50% in RSU’s with three-year cliff vesting, the exact number of shares cannot be determined. The value of the RSU’s in this column is included in the “Estimated future payouts under non-stock price-based plans” columns.

Employment and Severance Arrangements

Employment Agreements

The Company entered into an Employment Agreement with its current President and Chief Executive Officer effective May 30, 2003. Under the terms of this agreement, upon termination of employment he could receive a payments totaling 1.5 times his annual salary plus 1.5 times an imputed bonus of 75% of his annual salary, and any Long Term Incentive Payments that he would have received within 18 months of the date of termination, which amount to $250,000 payable in March of each year for employment during the prior calendar year. In addition, he could receive continuing health and welfare benefits for eighteen months. The executive would be eligible for these payments and benefits upon his separation from the Company under specified circumstances other than termination for cause. The Employment Agreement was filed as Exhibit 10.57 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 13, 2003.

The Company entered into an Employment Agreement effective on October 13, 2004, with David Hoffmeister for Mr. Hoffmeister to serve as the Company’s Chief Financial Officer, Senior Vice President, Finance. Under the Agreement, Mr. Hoffmeister is guaranteed to receive his target bonus under the Incentive Compensation Plan for his first year of employment. Mr. Hoffmeister received a one time signing bonus of $375,000, refundable to the Company on a pro rata basis in the event of his voluntary termination or termination for cause during the first two years of employment. The Agreement also provides for a $225,000 employment bonus payable on or before each of the first three anniversary dates of Mr. Hoffmeister’s initial employment provided he is still employed by the Company on those dates or his employment was terminated for certain reasons. The Agreement also provides Mr. Hoffmeister with severance benefits in the event of his termination for certain reasons.

The Company entered into a letter agreement effective on January 3, 2006, with John L. Miller, for Mr. Miller to serve as the Company’s Senior Vice President, Enabling Technologies. Under the Agreement, Mr. Miller will receive a base salary at the annualized rate of $350,000, and he is entitled to receive an annual bonus pursuant to the Company’s Incentive Compensation Plan. Mr. Miller is also entitled to receive a one time signing bonus of $220,000, refundable to the Company on a pro rata basis in the event of his voluntary termination or termination for cause during the first twelve months of employment. Mr. Miller received a grant of options to purchase 60,000 shares of Common Stock, as well as a grant of 15,000 restricted stock units, each subject to certain vesting provisions. The Agreement also provides Mr. Miller with severance benefits in the event of his termination for certain reasons.

The Company entered into a letter agreement effective on January 3, 2006, with Jon Hindar, for Mr. Hindar to serve as the Company’s Senior Vice President, Life Sciences Division. Under the Agreement, Mr. Hindar will receive a base salary at the annualized rate of $380,000, and he is entitled to receive an annual bonus pursuant to the Company’s Incentive Compensation Plan. Mr. Hindar received a grant of options to purchase 12,500 shares of Common Stock, as well as a grant of 3,000 restricted stock units, each subject to certain vesting provisions. The Agreement also provides Mr. Hindar with severance benefits in the event of his termination for certain reasons. The Company also agreed to make housing/transportation reimbursement of up to $6,700 to Mr. Hindar for 2006 to help with the adjustment to the cost of living in the United States, and agreed to make additional payments to Mr. Hindar because he is subject to income tax in both the U.S. and Norway, as well as voluntary payments to the Norwegian Pension and Insurance Fund.

Compensation of Directors

The Company pays its non-employee directors annual compensation as follows. The Presiding Director receives annual cash compensation of $75,000. The Chairmen of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, and the Science and Technology Committee each receive annual cash compensation of $75,000. Members of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, and the Science & Technology Committee other than the Chairmen receive annual cash compensation of $62,500, and members of the Board of Directors who do not sit on the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, or the Science and Technology Committee receive annual cash compensation of $50,000. Each non-employee director receives the single highest compensation for which he is eligible. Employee directors do not receive any compensation for their participation on the Board of Directors. No employee director is a member of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, or Science and Technology Committee.

In addition to the cash compensation described above, the Board anticipates that members of the Board will receive options to purchase 7,000 shares and 1,000 restricted stock units on the date of each annual meeting, vesting one/twelfth each month thereafter, and becoming fully vested on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

Cash and equity compensation for newly appointed directors is pro-rated to the date of the next annual meeting.

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships among the Company’s executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of the Company common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a), except for the following:

Dr. W. Ann Reynolds was appointed to our Board of Directors on February 9, 2005. The Company filed Forms 3 and 4 on her behalf on March 10, 2005. The delay was a result the Company’s difficulty in obtaining the required EDGAR codes to file the forms on behalf of Dr. Reynolds.

THE INVITROGEN PROTOCOL

The Company has adopted a code of ethics applicable to all of its employees, including the principal executive officer, principal financial officer, principal accounting officer, its controller, and all of its directors. The code of ethics is called the Invitrogen Protocol, and a copy is posted to our internet site at http://www.invitrogen.com.

COMPARISON OF STOCKHOLDER RETURN

Below is a line graph comparing changes though December 31, 2005, in the cumulative total return on the Company’s common stock (traded under the symbol IVGN), a broad market index, namely the NASDAQ Stock Market-U.S. Index (the “NASDAQ Index”) and an industry index, namely the NASDAQ Pharmaceutical Stocks Index (the “Industry Index”). The NASDAQ Pharmaceutical Stocks Index, a published industry index, encompasses companies operating under the same 3-digit Standard Industry Code (SIC) as that of the Company. The comparison assumes that on December 31, 2000, $100 was invested in Common Stock and in each of the indices and assumes the reinvestment of dividends, where applicable.

ITEMS FOR STOCKHOLDER CONSIDERATION

PROPOSAL 1

Election of Directors

The Company has a classified Board of Directors currently consisting of three Class I directors (Gregory T. Lucier, James R. Glynn and Donald W. Grimm), three Class II directors (Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D.) and four Class III directors (Balakrishnan S. Iyer, Ronald A. Matricaria, W. Ann Reynolds, Ph.D., and Jay M. Short, Ph.D), who will serve until the annual meetings of stockholders to be held in 2006, 2007, and 2008, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

James R. Glynn has announced his retirement from the Board of Directors, effective at the time of the Company’s Annual Meeting on April 21, 2006. On February 21, 2006, pursuant to Section 2.1 of the Bylaws of the Company, the Board of Directors reduced the number of directors from ten to nine, effective upon Mr. Glynn’s resignation at the Annual Meeting. Accordingly, the nominees for election at the 2006 Annual Meeting of Stockholders to fill the two Class I positions on the Board of Directors are Gregory T. Lucier and Donald W. Grimm. If elected, the nominees for the Class I positions will serve as directors until the annual meeting of stockholders in 2009, and until their successors are elected and qualified.

If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Vote Required and Board of Directors Recommendation

If a quorum is present, either in person or by proxy, the two nominees for Class I who receive the greatest number of votes cast will be elected as Class I directors. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES NAMED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Auditors

The Board of Directors has selected Ernst & Young LLP as the independent auditors to audit our financial statements for the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of common stock cast at the meeting is required for adoption of this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the ratification of independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT

OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC

ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

PROPOSAL 3

Amendment to 1998 Employee Stock Purchase Plan

At the annual meeting, the stockholders will be asked to approve and ratify an amendment adopted by the Board of Directors to increase by 500,000 the maximum number of shares of Common Stock that may be issued under the Company’s 1998 Employee Stock Purchase Plan (the “1998 Plan”).

The stockholders initially approved the 1998 Plan with a reserve of 250,000 shares, and subsequently approved additional amendments to increase the share reserve to 1,350,000. As of March 1, 2006, 244,599 shares remained available for purchase by participants. To enable participants to continue to participate in the 1998 Plan, the Board of Directors approved an amendment to the 1998 Plan, subject to ratification by the stockholders at the Annual Meeting, to reserve an additional 500,000 shares for issuance under the 1998 Plan.

Summary of the 1998 Plan

The following summary of the 1998 Plan is qualified in its entirety by the specific language of the 1998 Plan, a copy of which is available to any shareowner without charge and upon request.

General.    The 1998 Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code (the “Code”). Each participant will be granted upon entry into an offering period under the 1998 Plan the right to purchase (a “Purchase Right”) through accumulated payroll deductions up to a number of shares of the Common Stock of the Company determined in accordance with the 1998 Plan. A participant’s Purchase Right will be automatically exercised on each successive purchase date during the offering period unless the Purchase Right has terminated prior to such date.

Shares Subject to Plan.    As currently amended, the 1998 Plan provides for the issuance of a maximum of 1,350,000 of the Company’s authorized but unissued or reacquired shares of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the receipt of consideration by the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 1998 Plan.

Administration.    The 1998 Plan will be administered by the Board of Directors or a duly appointed committee of the Board of Directors (the “Plan Administrator”). Subject to the provisions of the 1998 Plan, the Plan Administrator determines the terms and conditions of Purchase Rights granted under the plan. The Company may adopt such rules, policies, procedures, limitations or guidelines as it deems advisable for proper administration of the plan, consistent with the requirements of section 423 of the Code. The Plan Administrator will interpret the 1998 Plan, and decisions of the Plan Administrator are final and binding on all parties having an interest in the plan.

Eligibility.    All employees of the Company or of any parent or subsidiary corporation of the Company designated by the Plan Administrator for inclusion in the 1998 Plan is eligible to participate in the plan. However, no employee who owns or holds options to purchase, or who, as a result of being granted a Purchase Right under the 1998 Plan, would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company may be granted a Purchase Right under the 1998 Plan. As of March 1, 2006, approximately 4,800 employees, including 10 executive officers, are eligible to participate in the 1998 Plan.

Offering Periods.    Shares of Common Stock are offered under the 1998 Plan through a series of successive offering periods having a duration established by the Board of Directors not exceeding 24 months. Generally, offering periods have had durations of 24 months and have been comprised of a series of eight (8) quarterly purchase intervals commencing on the first business days of February, May, August and November of each year. Purchases occur on the last day of each purchase interval. Should the fair market value per share of Common Stock on any purchase date during an offering period (other than the final purchase date of any offering period) be less than the fair market value per share at the start of the offering period, then that offering period will automatically terminate immediately following the purchase of shares and a new offering period will commence on the next business day following the purchase date. A participant may participate in only one offering period under the 1998 Plan at any given time.

Participation and Purchase of Shares.    Eligible employees may commence participation in the 1998 Plan at the beginning of an offering period. These entry dates will generally occur on the first business days of February, May, August and November of each year. To enroll in the plan, an eligible employee must authorize payroll deductions prior to the applicable entry date. Payroll deductions may not exceed 15% of a participant’s base compensation (as defined by the 1998 Plan) during each purchase interval within an offering period, unless a different limit is established by the Plan Administrator. A participant’s authorized payroll deductions will continue throughout the offering period, unless (i) the participant makes an election to increase or decrease the rate of or to stop his or her payroll deductions, (ii) the participant voluntarily terminates his or her Purchase Right, or (iii) the participant ceases to be eligible to participate in the 1998 Plan. Upon termination of a participant’s Purchase Right, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant’s Purchase Right in an offering period has terminated, the participant may not resume participation in the same offering period and may only resume participation by enrolling in a subsequent offering period.

Subject to certain limitations, each participant in an offering period will be granted on his or her entry date a Purchase Right exercisable for the lesser of 5,000 shares of Common Stock (as determined for the entire offering period), or that number of whole shares determined by dividing the participant’s payroll deductions accumulated during the purchase interval ending on the purchase date by the applicable purchase price. However, no participant may be granted a Purchase Right that would permit the participant to purchase shares of Common Stock under the 1998 Plan or any other employee stock purchase plan of the Company or of any parent or subsidiary corporation of the Company having a fair market value exceeding $25,000 for each calendar year (measured by the fair market value of the Company’s Common Stock on the date the Purchase Right would be granted) in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

As soon as practicable after the last business day of each purchase interval during an offering period, the Company will issue to each participant in the offering period the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the purchase interval by the purchase price, subject to the limitations described above. The price at which shares are sold under the 1998 Plan will be established by the Plan Administrator but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the participant’s entry date into the offering period or on the purchase date. Fair market value means the closing price of a share of our Common Stock on any given date. On March 10, 2004, the closing price of the Company’s Common Stock on the Nasdaq National Market was $68.52 per share. Any payroll deductions under the 1998 Plan not applied to the purchase of shares on any purchase date will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to purchase shares on the next purchase date.

Change in Control.    In the event of a merger or consolidation to which the Company is a party or a sale or exchange of Company voting securities by the stockholders in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding such securities immediately prior to the transaction or the sale, exchange or transfer of all or substantially all of the assets of the Company, each outstanding Purchase Right may be assumed by the surviving, continuing or purchasing corporation or parent corporation thereof. However, if such corporation elects not to assume the outstanding Purchase Rights, they will be exercised on a date prior to the effective date of such transaction specified by the Plan Administrator.

Termination or Amendment.    The 1998 Plan will continue until terminated by the Plan Administrator or until all of the shares reserved for issuance under the plan have been issued. The Plan Administrator may at any time amend or terminate the 1998 Plan, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1998 Plan or changing the definition of the corporations which may be designated by the Plan Administrator as corporations the employees of which may participate in the 1998 Plan.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1998 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

The 1998 Plan is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Provided that the 1998 Plan so qualifies, there are generally no tax consequences to an employee of either being granted a Purchase Right or purchasing shares.

The tax consequences of a disposition of shares acquired under the 1998 Plan vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after his or her entry date into the offering period in which the shares are acquired or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income is not currently subject to income tax withholding, and the proposed regulations discussed above would continue this treatment. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of shares more than two years after his or her entry date into the offering period in which the shares are acquired and more than one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the entry date and the purchase price (determined as if the Purchase Right were exercised on the entry date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 15%.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

New Plan Benefits

Because benefits under the 1998 Plan will depend on employees’ elections to participate and to purchase shares under the 1998 Plan at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the 1998 Plan.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors believes that the opportunity to purchase shares under the 1998 Plan is an important factor in motivating and maintaining the morale of the Company’s valuable employees. The Board believes equity-based reward programs such as the 1998 Plan are valuable tools to retain the Company’s valued employees and to closely align their interests with those of our stockholders. Consequently, the Board believes that it is in the best interests of our stockholders to approve the adoption of the 1998 Plan.

THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 1998 PLAN.

PROPOSAL 4

Approval Of Increase In Number Of Authorized Shares Of Common Stock

The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s Restated Certificate of Incorporation to increase the Company’s authorized number of shares of Common Stock from 125,000,000 shares to 200,000,000 shares.

Principal Effects of the Amendment.    The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of February 24, 2006, of the 125,000,000 shares of Common Stock presently authorized, 53,070,827 shares were issued and outstanding. In addition, 244,599 shares of Common Stock remained available for issuance under the Company’s 1998 Employee Stock Purchase Plan. An aggregate of 7,397,079 shares remained available for issuance upon exercise of presently outstanding options under the 2004 Equity Incentive Plan, the 1997 Invitrogen Corporation Stock Option Plan, the 2000 Invitrogen Corporation Stock Option Plan, the Invitrogen Corporation 2001 Stock Incentive Plan, the Invitrogen Corporation 2002 Stock Incentive Plan, the 1995 Invitrogen Corporation Stock Option Plan, the 1996 and 1998 NOVEX Stock Option/Stock Issuance Plans, the Life Technologies 1995 and 1997 Long-Term Incentive Plans, and an inducement option grant to Invitrogen’s Chief Executive Officer in May 2003. Under the Company’s 2004 Equity Incentive Plan, 3,394,304 shares remained available for future option grants. Finally, an aggregate of 15,795,860 shares were reserved for issuance upon conversion of the Company’s 2.25% Subordinated Convertible Notes that are due in 2006, 2% Senior Convertible Notes that are due in 2023, 1.5% Senior Convertible Notes due in 2024, and 3.25% Senior Convertible Notes due in 2025.

Accordingly, an aggregate of 79,902,669 shares of Common Stock were outstanding or reserved at February 24, 2006, and 45,097,331 shares of Common Stock were unissued and unreserved.

Reasons for the Amendment.    The Board of Directors has adopted the Amendment to provide for a sufficient authorized number of shares of Common Stock to have shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, expanding the Company’s business or product lines through the acquisition of other businesses or products, future splits of the Common Stock, raising capital, and establishing strategic relationships with other companies. The size of the proposed increase in authorized Common Stock will give the Company’s Board of Directors latitude to authorize the issuance of additional shares of Common Stock for these purposes without stockholder approval.

The additional shares of Common Stock that would become available for issuance if the proposal were adopted could be used to affect a stock split of the Company’s outstanding Common Stock. The objectives of such a stock split would be to shift the trading range of the Common Stock to a level that would facilitate increased trading activity and encourage round lot trading, which should increase the liquidity and broaden the marketability of the Common Stock. Any such stock split would not affect the stockholders’ proportionate equity interests in the Company or the rights of stockholders with respect to each share of Common Stock as to voting, dividends and other matters. Since there is no consideration received by the Company in connection with a stock split, the overall capital of the Company would not change as a result of such a stock split.

From time to time the Company considers strategic transactions and alternatives with the goal of maximizing stockholder value, such as the acquisitions of Life Technologies, Inc. in 2000, Molecular Probes, Inc. in 2003 and Dynal Biotech Holding AS in 2005. The Company will continue to evaluate potential strategic transactions and alternatives which it believes may enhance stockholder value. These additional potential transactions may include a variety of different business arrangements, including acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. The additional shares that would become available for issuance if this proposal were adopted would be available for use in these potential transactions. The Company cannot assure you that any such transactions will be consummated on favorable terms or at all, that they will in fact enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of its stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.

The Company has raised capital through the issuance of Common Stock and through the issuance of convertible debt that can, in certain circumstances, be converted into shares of Common Stock at a fixed premium to the Company’s stock price at the time the convertible debt was issued. The Company has used the capital raised through the sale of common stock and the issuance of convertible notes to make strategic acquisitions and capital investments that the Board of Directors determined were in the best interests of the Stockholders. The Board of Directors believes that the additional shares of Common Stock that would be available if the proposal were adopted would provide the Board of Directors with continued flexibility to raise capital for such strategic purposes over the next several years.

The additional shares could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The Company has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the increase in the number of authorized shares. However, the Company does not contemplate seeking stockholder approval for any future issuances of capital stock unless required to do so by an obligation imposed by applicable law, a regulatory authority or a third party. Under the

Company’s Restated Certificate of Incorporation, no stockholder is entitled to preemptive rights with respect to any future issuances of capital stock. The Board of Directors believes the proposed increase in the authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the Record Date will be required to approve this amendment to the Company’s Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” APPROVAL OF PROPOSAL 4.

ADDITIONAL INFORMATION

Advance Notice Procedures.    Our bylaws require that, for business to be properly brought by a stockholder before an annual meeting, notice must be delivered to or mailed by the stockholder and received at the offices of the Company not less than 120 days prior to the anniversary of the date of the prior year’s proxy statement, except if we did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

Stockholders Sharing the Same Last Name and Address.    In accordance with notices that we sent to certain stockholders, we are sending only one copy of the Company’s annual report and proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at ir@invitrogen.com, by fax to (760) 603-7229 or by mail to Investor Relations, Invitrogen Corporation, 1600 Faraday Avenue, Carlsbad, CA 92008, or call at (760) 603-7200. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Invitrogen stock at two different brokerage firms, your household will receive two copies of the Invitrogen annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives, you may wish to enroll some or all of your accounts in the Company’s electronic delivery program. See “Electronic Delivery of Invitrogen Stockholder Communications.”

Stockholder Proposals for the Next Annual Meeting.    All stockholder proposals that are intended to be presented at the 2006 Annual Meeting of Stockholders of the Company must be received by the Company at our principal executive offices at 1600 Faraday Ave., Carlsbad, California 92008, ATTN: Corporate Secretary, no later than November 16, 2006, for inclusion in the Board of Directors’ proxy statement and form of proxy relating to the meeting. Any stockholder who intends to present a proposal at the Company’s 2007 Annual Meeting of Stockholders without requesting the Company to include such proposal in the Company’s proxy statement must notify the Company no later than January 30, 2007, of his, her or its intention to present the proposal. Otherwise, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred on the Company by proxies to be solicited by the Board of Directors of the Company and delivered to the Company in connection with the meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

John A. Cottingham

Senior Vice President, General Counsel & Secretary

March 1, 2006

Carlsbad, California

PROXY	PROXY

Invitrogen Corporation

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON APRIL 21, 2006

David F. Hoffmeister and John A. Cottingham, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below, all shares of Common Stock of Invitrogen Corporation (the “Company”) held of record by the undersigned on February 24, 2006, at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Friday, April 21, 2006, at 5781 Van Allen Way, Carlsbad, California 92008, or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET

FORTH IN THE PROXY STATEMENT.

1.	ELECTION OF DIRECTORS

Nominees: Gregory T. Lucier and Donald W. Grimm, for three-year terms.

☐	For all listed nominees (except for nominee(s)	☐	Withhold Authority to vote for the listed nominees.
whose name(s) appear(s) below):

2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2006

☐	For	☐	Against	☐	Abstain

3.	AMENDMENT OF THE COMPANY’S 1998 EMPLOYEE STOCK PURCHASE PLAN

☐	For	☐	Against	☐	Abstain

4.	AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

☐	For	☐	Against	☐	Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

Date:	_________________________________________, 2006
Important: Each joint owner shall sign.		Signature
Executors, administrators, trustees, etc.
should give full title.

The above-signed acknowledges receipt of the
Notice of Annual Meeting of Stockholders and
the Proxy Statement furnished therewith.		Signature (if held jointly)